Exhibit 10.21

l September 2023

Brenton Keath

9873 Deer Trail Dr.

San Diego, CA 92127, USA

Re: Offer Letter and Employment Agreement

Dear Brenton,

We are pleased to offer you employment with CardieX Limited (the “Company”) as Chief Financial Officer. The terms and conditions of the Company’s offer of employment to you are outlined in this Offer Letter and Employment Agreement, together with all of its enclosures, including the Terms and Conditions of Employment enclosed herewith (collectively, “Offer and Agreement”).

1.	Employment Start Date. Your employment start date will be on a date mutually agreed between yourself and the CEO of the Company (Start Date) and shall be conditional on the Company achieving a listing of its securities on Nasdaq by that date.

2.	Position and Duties. The Company is offering you employment with the Company in the full-time position of Chief Financial Officer. You are expected to render services that are consistent with the duties and responsibilities as well as the level of experience required of such position.

3.	Salary, ESOP, and Other Terms. You will receive an annual base salary of $225,000, payable bi-monthly in accordance with the Company’s regular payroll practices, as may be amended from time to time. In addition, a review structure will apply, as specified in Annexure “A”. You are also eligible to participate in the Company’s ESOP (Employee Incentive Option Plan). Your initial grant will be agreed prior to the Start Date and shall commence vesting on the Start Date. This grant will be subject to Board approval at the next regularly scheduled Board meeting after your start date. You will also receive such other benefits and be subject to such other terms that are specified in Annexure “A”.

4.	Benefits. The Company provides a competitive benefits package for its eligible employees. You will be eligible to participate in all of the Company’s employee benefit programs, on the same terms and conditions as these programs are available to other full-time employees of the Company in a similar job position as you, subject to the conditions of these plans. We have enclosed a Summary of Benefits.

You understand and acknowledge that the Company retains the right to amend, modify, rescind, delete, supplement or add to any of its existing employee benefit programs, at the Company’s sole and absolute discretion, as permitted by law. The Company also retains the discretion to interpret any terms or language used in this letter, and any such interpretation will be binding on you.

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5.	Hours of Work. Normal working hours are from 8:00 a.m. to 5:00 p.m. Monday through Friday. However, you may be required to work additional hours as required, including weekends and evenings.

6.	Employment At-Will. This Offer and Agreement does not constitute a contract of employment for any period of time. Your employment with the Company will be on an at- will basis which means your employment may be terminated at any time by you or the Company, with or without cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by an authorized officer of the Company and you.

7.	Payments Subject to Withholdings and Deductions. The amount of any payment made to you by the Company as set forth in this Offer and Agreement will be reduced by any required taxes, withholdings, and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

8.	Company Policies. At all times during your employment, you are expected to observe, respect and comply with all policies and procedures of the Company, whether written or oral. Please refer to the employee handbook for details of the Company’s policies and procedures.

9.	Employment Eligibility. Your employment with the Company is contingent upon completing the Form 1-9 (Employment Eligibility Verification) within your first three days of employment. Review the “List of Acceptable Documents” contained on the enclosed 1-9 Form. On your first day of employment, deliver the Form 1-9 plus the required original documentation specified in the “List of Acceptable Documents”. You must complete, sign, and date Section 1 of Form I-9 in front of your immediate manager or a Company designee and present the original required documentation to establish your identity and employment authorization.

10.	Employment Screening. Your employment at the Company is contingent upon your satisfactory completion and passing of employment screening that may include criminal background checks, reference checks, and verification of employment and education histories. You understand and agree that, during your employment, the Company may require you to consent to and satisfactorily complete additional periodic employment screening.

11.	Governing Law. The validity, interpretation, construction and performance of this Offer and Agreement will be governed by the laws of the State of California, without regard to its choice-of-law rules.

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12.	Waiver. No waiver by the Company of any breach of this Offer and Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Offer and Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Offer and Agreement.

13.	Severability. If any provision, term, covenant or obligation of this Offer and Agreement, or its application, is held invalid, unenforceable, or unlawful, such invalidity, unenforceability, or unlawfulness, shall not affect the other provisions, terms, covenants or obligations of this Offer and Agreement, or their application, which all shall remain valid and enforceable in full force and effect to the extent permitted by law.

14.	Section Headings. The section headings appearing in this Offer and Agreement have been inserted for the purpose of convenience and reference only and shall not limit or affect the meaning or interpretation of this Offer and Agreement in any way whatsoever.

15.	Notices. Any notices required or permitted hereunder shall be given to the appropriate party at such address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or, if sent by certified or registered mail, 7 days after the date of mailing.

16.	Entire Agreement. This Offer and Agreement, which includes all enclosures, sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements of the parties, whether oral or written.

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Please signify your acceptance of this Offer and Agreement by signing below and returning the signed document to Craig Cooper at ccooper@cardiex.com on or before 4 September 2023. Also, by signing this Offer Letter and Employment Agreement you represent that you have received and reviewed the enclosures to the Offer Letter and Employment Agreement, including the enclosed Terms and Conditions of Employment. You agree to abide by and be subject to the Terms and Conditions of Employment and your signature on this Offer Letter and Employment Agreement acknowledges your personal commitment to comply with the policies described in the Terms and Conditions of Employment. If you have any concerns or questions about the Terms and Conditions of Employment you should discuss with the Designated Executive.

Sincerely,
CardieX Limited

/s/ Craig Cooper
Name:	Craig Cooper
Title:	Chief Executive Officer
Date:	1 September 2023

Accepted and Agreed,

/s/ Brenton Keath
Brenton Keath (Signature)

1 September 2023
Date

Enclosures
Terms and Conditions of Employment
Summary of Benefits

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Annexure A

Additional Terms & Benefits

The following terms apply:

1.	Base salary of $225,000, to be reviewed on 6-month anniversary.
2.	You are also eligible to participate in the Company’s ESOP (Employee Incentive Option Plan). Your initial grant will be agreed prior to the Start Date and shall commence vesting on the Start Date. This grant will be subject to Board approval at the next regularly scheduled Board meeting after your start date. Further options to be granted in line with performance.

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CARDIEX LIMITED

TERMS AND CONDITIONS OF EMPLOYMENT

INTRODUCTION

Welcome to CardieX Limited (the “Company”). As noted in your offer letter, your employment with the Company is subject to the terms and conditions set forth herein. If you have questions or concerns about the policies outlined here, you should contact the Designated Executive of the Company. This Terms and Conditions of Employment are subject to change at any time at the sole discretion of CardieX Limited. From time to time, you may receive updated information regarding any chances to these terms and conditions. The contents of this Terms and Conditions of Employment are not intended to create a contract or agreement between you and the Company.

CONFIDENTIALITY OBLIGATIONS

In consideration of your employment by the Company, the compensation now and hereafter paid to you, and other relevant consideration, you hereby acknowledge and agrees to be subject to the following:

1.	Non-Disclosure.

(a)	Recognition of the Company’s Rights; Non-disclosure. At all times during your employment and thereafter, you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential and Proprietary Information (as defined in Section 1.(b). herein), except as such disclosure, use or publication may be required in connection with your work for the Company, or unless an officer of the Company expressly authorizes such disclosure in writing. You will also obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Confidential and Proprietary Information. You agree, and hereby assign to the Company any rights you may have or acquire in the Confidential and Proprietary Information and recognize that all Confidential and Proprietary Information shall be the sole property of the Company and its assignees unless otherwise required by law.

(b)	Confidential and Proprietary Information. The term “Confidential and Proprietary Information” shall mean any and all knowledge, data or information relating to the Company’s technology, intellectual and other properties, products, business, finances or operations that is created or obtained by, or otherwise proprietary to, the Company, that the Company maintains as confidential, and that is not generally known or readily obtainable outside the Company, including, for purposes of illustration and not limitation, the business plans, financial records, strategies, customers, potential customers, customer retention and service strategies and plans, suppliers, prospective suppliers, vendors, licensees, licensors, products, product samples, costs, margins,procurement processes, sources, strategies, inventions, procedures, sales aids or literature, technical advice or knowledge, contractual agreements and preferences, pricing, price lists, product specifications, trade secrets, distribution methods, inventories, marketing strategies and interests, inventions, pending patent applications, formulae, algorithms, data, designs, formulations, methods, drawings, work sheets, blueprints, concepts, samples, inventions, manufacturing processes, computer programs and systems and know-how or other intellectual property, of the Company and its affiliates and this Terms and Conditions of Employment. All Confidential and Proprietary Information shall remain the sole and exclusive property of the Company.

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(c)	Third-Party Information. You understand that the Company may receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of your employment and thereafter, you will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with your work for the Company, Third-Party Information unless expressly authorized by an officer of the Company in writing.

(d)	No Interference with NLRA or Reporting Rights. This Agreement is not intended to interfere with or restrain employee communications regarding wages, hours, or other terms and conditions of employment or to otherwise interfere with any rights an employee has under the National Labor Relations Act. This Agreement does not prohibit an employee from reporting possible legal violations to the government or from making other disclosures to the government that are protected under federal or state whistleblower provisions. This Agreement does not prohibit an employee from making truthful statements or disclosures about alleged unlawful acts in the workplace, including sexual harassment.

(e)	Defend Trade Secrets Act. NOTICE is hereby given that:

(i)	An individual employee (including a contractor or consultant) may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)	An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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(f)	Legally Compelled Disclosure. Nothing in this Agreement is intended to prohibit disclosure by Employee of information that is required to be disclosed pursuant to any applicable law, court order or other governmental body or administrative or other agency. Employee agrees to notify the Company as promptly as reasonably practicable after Employee receives a request for any such disclosure of Confidential and Proprietary Information and agrees, upon request by the Company, to reasonably cooperate (at the Company’s expense) with the Company’s lawful efforts to challenge or limit such disclosure.

(g)	Acknowledgments. You acknowledge that:

(i)	the Company would suffer irreparable harm if you fail to comply with this Agreement, and that the Company would be entitled to any appropriate relief, including equitable relief;

(ii)	without access to the Company’s Confidential and Proprietary information, I would not receive such information from other sources;

(iii)	you will return all of the Company’s Confidential and Proprietary Information upon termination of employment (see Section 4 herein for more detail on the return of Company documents);

(iv)	this Agreement is reasonable in scope and duration and the restrictions placed on me by the Company to protect its Confidential and Proprietary Information are reasonable;

(v)	this Agreement will not prevent you from finding future gainful employment in my chosen occupation;

(vi)	the Company expended substantial time, effort, and capital to develop, maintain, and safeguard its Confidential and Proprietary Information;

(vii)	the Company’s Confidential and Proprietary Information is unique, private, valuable, and confidential, and as an employee, you will be privy to such Confidential and Proprietary Information;

(viii)	the confidentiality covenants contained in this Agreement are independent of any other rights or responsibilities of the parties; thus, the confidentiality covenants will remain in effect even if a party breaches the other’s rights or responsibilities or initiates a claim.

2.	No Improper Use of Information of Prior Employers and Others. During your employment by the Company you will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in writing by that former employer or person. You will use in the performance of your duties only information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Further, you represent and warrant to the Company that the performance of your job duties for the Company will not violate, cause the breach of, or conflict with any prior agreement, contract, or understanding between you and any third party or otherwise violate any confidence of another. You represent and warrant that you are not subject to any post-employment restrictions that would prohibit or limit your employment by the Company.

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3.	Assignment of Inventions.

(a)	Proprietary Rights and Inventions. The term “Invention” shall include anything that may be patentable or copyrightable as well as any discovery, development, design, formula, improvement, invention, original work of authorship, software program, process, technique, trade secret and any other form of information that derives independent economic value from not being generally known to the public, whether or not registrable or protectable. The term “Proprietary Rights” shall mean all trade secret, patent, trade or service marks, copyright, mask work and other intellectual property rights throughout the world.

(b)	Prior Inventions. Inventions, if any, patented or unpatented, that you made prior to the commencement of your employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, you will provide to the Company in writing a complete list of all Inventions that (1) you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of your employment with the Company,(ii) you consider to be your property or the property of third parties, and (iii) you wish to have excluded from the scope of this Agreement ( referred to herein as “Prior Inventions”). If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreement to which you are a party, you understand that you are not to identify, disclose, or describe such Prior Invention but are only to disclose a cursory name for each such invention, the party(ies) to whom it belongs and your relationship to such party(ies). Unless a disclosure of Prior Inventions is made by you in writing otherwise you represent that there are no Prior Inventions.

(c)	Assignment of Inventions. Subject to Sections (d) and (f), you hereby assign and agree to assign in the future (when any such Inventions are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all of your right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under patent, trademark, copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during the period of your employment with the Company. Inventions subject to assignment to the Company, or to a third party as directed by the Company herein, are referred to in this Agreement as “Company Inventions.” The Company will have the right to obtain and hold in its own name patents, trademark, copyrights, registrations and any other protection available with respect to such Inventions or Proprietary Rights as may be necessary or desirable to transfer, perfect and defend the Company’s ownership therein. You hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which you now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

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(d)	Use of Third-Party Information. You hereby acknowledge and agree that (i) all Company Inventions conceived, developed, or reduced to practice by you during you employment with the Company will be original works of authorship, invention, development, or discovery and will not incorporate or be based on any Third-Party Materials (as defined below) without the express prior written consent of the Company; (ii) if at any time you anticipates that any Third-Party Materials may be contained in any Company Invention that you conceive, develop, or reduce to practice, you will promptly notify the Company in writing (and, in any case, reasonably in advance of delivering such Invention); and (iii) you will not incorporate any such Third-Party Materials in any such Invention unless and until the Company has such legal rights and authority to use the Third-Party Materials as the Company may determine is necessary or appropriate, in its sole discretion. As used herein, “Third-Party Materials” means works, inventions, developments, discoveries, or information belonging to any person or entity other than the Company. You hereby grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to use, reproduce and distribute copies of (internally and externally), prepare derivative works based upon, and otherwise commercially exploit any Third-Party Materials, to the fullest extent of your rights, title, or interest therein, which may be contained in any Company Invention developed by you.

(e)	Obligation to Keep the Company Informed of Employment and Post-employment Inventions. During the period of your employment and for [twelve] months after termination of your employment with the Company, unless prohibited by law, you will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by you, either alone or jointly with others. In addition, you will promptly disclose to the Company all patent applications filed by you or on your behalf within one year after termination of employment. At the time of each such disclosure, you will advise the Company in writing of any Inventions that you believe are not subject to assignment hereunder, and you will at that time provide to the Company in writing all evidence necessary to substantiate that belief; provided that you shall not be compelled to disclose confidential information or trade secrets of any third party to whom you have an obligation of confidentiality. You will preserve the confidentiality of all Inventions that belong to the Company.

(f)	Government or Third Party. You also agree to assign all your right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

(g)	Works Made for Hire. You acknowledge that all original works of authorship that are made by you (solely or jointly with others) within the scope of your employment and that are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C. § 101). Accordingly, all right, title, and interest in such works (including copyrights) will vest exclusively in the Company to the fullest extent provided under applicable law.

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(h)	Enforcement of Proprietary Rights; Employee Cooperation. Both during and after your employment with the Company, you agree to assist the Company in every proper way to obtain and enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end you will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof, including without limitation execution, verification and delivery of assignments of applicable Proprietary Rights to the Company or its designee. The Company shall compensate Employee at a reasonable rate for the time actually spent by Employee at the Company’s request on such assistance provided after the termination of Employee’s employment with the Company.

(i)	Appointment of Company as Agent and Attorney in Fact. In the event the Company is unable for any reason, after reasonable effort, to secure your signature on any document needed in connection with the actions specified in Section (h), you will irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes thereof with the same legal force and effect as if executed by you.

4.	Return of Company Documents. When you leave the employment of the Company, and at such times as may be requested by the Company, you will deliver to the Company all Company property (including computers, phones, portable electronic storage devices, and other electronic devices) and any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Confidential and Proprietary Information of the Company (and cooperate with the Company to ensure that no electronic copies thereof have been retained in or are retrievable from any personal property not belonging to the Company). You further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, you will cooperate with the Company in completing and signing the Company’s termination statement.

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ARBITRATION

You agree to submit to final and binding arbitration for all disputes arising out of your relationship with the Company, including without limitation your employment or the termination of employment with the Company, on the terms and conditions set forth below to gain the benefits of a speedy, impartial dispute-resolution procedure. You and the Company agree to the following:

1.	Claims Covered by the Agreement. You and the Company mutually consent to the resolution by final and binding arbitration of all claims or controversies (claims) that the Company may have against you or that you may have against the Company or against its officers, directors, partners, employees, agents, pension or benefit plans, administrators, representatives, or fiduciaries, or any subsidiary or affiliated company or corporation (collectively referred to as the “Covered Parties”), in any way arising out of your relationship with the Company, to the extent permitted by law.

2.	Required Notice of Claims and Statute of Limitations. You may initiate arbitration by serving or mailing a written notice to the Company’s principal place of business. The Company may initiate arbitration by serving or mailing a written notice to you at the last address recorded in your personnel file. The written notice must specify the claims asserted against the other party. Notice of any claim sought to be arbitrated must be served within the limitations period established by applicable federal or state law.

3.	Arbitration Procedures. The arbitration shall be conducted pursuant to American Arbitration Association (AAA) policies and procedures in California. Except as provided herein, all rules governing the arbitration shall be the then applicable rules set forth by the AAA. The AAA’s then applicable rules governing the arbitration may be obtained from the AAA’s website, which currently is www.adr.org. The parties agree not to bring any disputes between each other on a collective or class basis: rather, the parties agree to bring such disputes in arbitration on an individual basis only. An arbitrator may not resolve any disputes concerning the enforceability or validity of this class and collective action waiver; only a court with proper jurisdiction may resolve such a dispute. If this class action waiver is held to be illegal for any reason, the parties agree that a court, and not an arbitrator, will hear any class or collective action.

5.	Arbitration Decision. The arbitrator’s decision will be final and binding. The arbitrator shall issue a written arbitration decision revealing the essential findings and conclusions upon which the decision and/or award is based. A party’s right to appeal the decision is limited to grounds provided under applicable federal or state law.

NON-COMPETITION AND NON-SOLICITATION

1.	Non-Solicitation. You agree that during your employment with the Company and the 12 months following the end of your employment with the Company (“Prohibition Period”) you will not:

a.	Whether on your own behalf or in conjunction with any other person, directly or indirectly, solicit or encourage any person who is a lead professional band or higher employee of the Company (hereinafter “Restricted Person”) to terminate his or her employment relationship with the Company, or accept any other employment outside of the Company;

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b.	Directly hire, or recommend or cause to be hired by an entity for which you work or with which you are otherwise associated or own more than a 1% ownership interest, any person who is a Restricted Person; or

c.	Provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc. to any external person, in connection with employment outside the Company, including, but not limited to, recruiters and prospective employers.

2.	Non-Competition. You acknowledge that to protect the Company assets, a limited covenant restricting your activities during the Prohibition Period is necessary. Consequently, you agree that during the Prohibition Period, you will not, either directly or indirectly:

a.	Provide services to a Competitor or any other employer in a position in which your duties will require disclosure or use of Confidential and Proprietary Information;

For purposes of this agreement, a “Competitor” means any person, entity or organization which is engaged or is about to become engaged in the marketing or sale of products or services that compete with those sold or marketed by the Company in the same geographic markets.

TERMINATION

Provision of any false or misleading information or the omission of relevant information during the hiring process or at any time during your employment with the Company will be sufficient grounds for the immediate termination of your employment, and render you ineligible for any Company benefits, as allowed by law.

You agree to provide at least two-weeks advance notice of your resignation. This notice should be in writing and should briefly state the reason for leaving and the anticipated last day of work.

If you are eligible for any incentive compensation, bonus, and/or awards, you must be actively employed on the date the compensation, bonus or awards are presented or paid, in order to receive the compensation, bonus or award.

OTHER TERMS AND CONDITIONS

The policies and procedures set forth in the Company’s employee handbook, as amended from time to time, shall be incorporated hereto by reference and shall be deemed a part of this Terms and Conditions of Employment.

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